Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 1, 2013, with respect to the consolidated financial statements and schedules of SPAR Group, Inc. and Subsidiaries for the year ended December 31, 2012 included in its Annual Report on Form 10-K for the years ended December 31, 2013 and 2012, and to their use (directly or through incorporation by reference), and to the reference to our Firm under the caption "Experts" (if applicable), in each of the following: the Registration Statement on Form S-8 (No. 333-07377) pertaining to the 1995 Stock Option Plan; the Registration Statement on Form S-8 (No. 333-53400) pertaining to the Special Purpose Stock Option Plan; the Registration Statement Form S-8 (No. 333-73000) pertaining to the 2001 Employee Stock Purchase Plan; the Registration Statement on Form S-8 (No. 333-73002) pertaining to the 2000 Stock Option Plan; the Registration Statement on Form S-8 (No. 333-152706) pertaining to the SPAR Group, Inc. 2008 Stock Compensation Plan; the Registration Statement on Form S-8 (No. 333-72998) pertaining to the 2001 Consultant Stock Purchase Plan of SPAR Group, Inc.; the Registration Statement on Form S-3 (No. 333-162657) pertaining to the registered offering and sale of certain shares of common stock of SPAR Group, Inc.; the Registration Statement on Form S-8 (No. 333-189964) pertaining to the SPAR Group, Inc. 401(k) Profit Sharing Plan; and each related Prospectus, Supplemental Prospectus or Summary Description.

/s/ Rehmann Robson

Troy, Michigan

March 31, 2014